UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2016 (September 17, 2016)

REGENERON PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

000-19034	13-3444607
(Commission File Number)	(I.R.S. Employer Identification No.)

777 Old Saw Mill River Road, Tarrytown, New York	10591-6707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 847-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On September 17, 2016, Regeneron Ireland (“Regeneron”), a wholly owned subsidiary of Regeneron Pharmaceuticals, Inc. (“Parent”), and Teva Pharmaceuticals International GmbH (“Teva”), a wholly owned subsidiary of Teva Pharmaceutical Industries Ltd., entered into a collaboration agreement to develop and commercialize fasinumab (also known as REGN475), Regeneron’s investigational nerve-growth-factor antibody in Phase 3 clinical development for osteoarthritis pain and Phase 2 clinical development for chronic low-back pain (the “Collaboration Agreement”).  Under the terms of the Collaboration Agreement, Teva will pay Regeneron $250 million upfront and share equally in the ongoing research and development costs of fasinumab. Regeneron will lead global development and commercialization in the United States, while Teva will lead development and commercialization in the territory for the collaboration outside the United States.  The territory for the collaboration is worldwide, excluding Japan, South Korea, Taiwan, Indonesia, Thailand, Philippines, Malaysia, Singapore, Vietnam, Myanmar, and Sri Lanka.  The excluded territory comprises the territory for a previously announced fasinumab collaboration between Regeneron and Mitsubishi Tanabe Pharma Corporation, which was entered into in September 2015.

Under the Collaboration Agreement, Regeneron is eligible to receive up to $460 million in development and regulatory milestones.  In the United States, Regeneron and Teva will split profits and share costs equally.  Outside the United States, Regeneron will supply the product at a range of purchase prices depending on net sales, such that Regeneron shares in a significant portion of any potential profits.  Regeneron is also eligible for additional contingent payments of up to $1.9 billion upon achievement of specified annual net sales amounts.  Regeneron will be responsible for the manufacture and supply of the product for the territory.

Teva has also agreed to a “standstill” provision, which prohibits Teva and its affiliates from seeking to influence the control of Parent or acquiring more than 5% of Parent’s then outstanding shares of Class A Stock, par value $0.001 per share, and common stock, par value $0.001 per share. This standstill will remain in place until the fifth anniversary of the expiration or earlier termination of the Collaboration Agreement, unless terminated earlier by the occurrence of certain enumerated transactions and events.

The Collaboration Agreement contains other customary covenants, representations and warranties, indemnification provisions, and termination provisions.

The foregoing description of the Collaboration Agreement is qualified in its entirety by reference to the full text of the Collaboration Agreement, a copy of which will be filed with the United States Securities and Exchange Commission as an exhibit to the Quarterly Report on Form 10-Q to be filed by Parent for the quarterly period ending September 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REGENERON PHARMACEUTICALS, INC.

By:	/s/ Joseph J. LaRosa
Name:	Joseph J. LaRosa
Title:	Senior Vice President, General Counsel and Secretary

Date: September 20, 2016